Exhibit 10.2

EXECUTION COPY

LICENSE AGREEMENT

for MSK’s technology

“CD33 Antibodies and constructs thereof”

between

MEMORIAL SLOAN KETTERING CANCER CENTER

and

Y-MABS THERAPEUTICS, INC.

Dated: November 10, 2017

Exhibit A	PATENT RIGHTS AND KNOW-HOW
Exhibit B	TANGIBLE MATERIAL EXCLUSIVELY LICENSED
Exhibit C	DEVELOPMENT PLAN
Exhibit D	SPONSORED RESEARCH AGREEMENT

i

LICENSE AGREEMENT

This Agreement (the “Agreement”) is effective on the date of the last signature below (“Effective Date”), and is by and between Memorial Sloan Kettering Cancer Center (“MSK”), a New York not-for-profit corporation with its principal office at 1275 York Avenue, New York, NY, and Y-mAbs Therapeutics, Inc., a Delaware corporation with its principal office at 750 3rd Avenue, New York, N.Y. 10017 (“LICENSEE”). MSK and LICENSEE are sometimes referred to singly as “Party” and collectively as “Parties”.

WITNESSETH

WHEREAS, MSK is the owner of certain Licensed Rights (as defined herein) and has the right to grant licenses to its rights under said Licensed Rights; and

WHEREAS, MSK desires to have the Licensed Rights utilized in the public interest and is willing to grant a license to its interest thereunder; and

WHERAS, the Parties desire to further develop antibodies included in or based upon the Licensed Rights; and

WHEREAS, LICENSEE desire to obtain certain licenses on the terms set forth herein under the Licensed Rights to develop and commercialize Licensed Products and perform Licensed Services (both as defined herein) through a thorough, vigorous and diligent program of exploiting the Licensed Rights whereby public utilization shall result therefrom;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the following meanings:

1.1                               “Affiliate” as used herein in either singular or plural means, with respect to a party, any corporation, company, partnership, joint venture or other entity, which directly or indirectly: (a) Controls, is Controlled by or is under common Control with the specified entity; or (b) both (i) owns, is owned by, or is under common ownership with the specified entity, in whole or in part, and (ii) conducts business under a trade identifier of the specified entity, with the authorization of the specified entity. For purposes of this definition, “Control” of an entity means the direct or indirect ownership or control of at least fifty percent (50%) of the right to direct or cause the direction of the policies and management of such person or entity, whether by the ownership of equity, by contract or otherwise. In any jurisdiction where 50% control is not permitted by applicable law, the “greater than 50%” threshold shall be deemed satisfied by the possession of substantially the maximum percentage allowable in such jurisdiction. With regard to MSK, “Affiliate” shall include, without limitation, the Sloan-Kettering Institute for Cancer Research and the Memorial Hospital for Cancer and Allied Diseases.

1.2                               “Antibody Patent Rights” means MSK’s rights in:

(a)                                 The United States and foreign patents and patent applications listed in Exhibit A;

(b)                                 any other patent or patent application that claims priority to, or common priority with, or is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent or patent application identified on Exhibit A;

(c)                                  any patents subsequently issuing on any patent application identified in (a) or (b) above, including any reissues, renewals, reexaminations, substitutions or extensions thereof;

(d)                                 any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of at least one of the patents or patent applications identified in (a), (b) or (c) above;

(e)                                  any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b), (c) or (d) above; and

(f)                                   to the extent legally possible and available for MSK to provide, any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e) above.

Antibody Patent Rights exclude CARs and CARs constructs.

1.3                               “CARs” means any chimeric antigen receptors.

1.4                               “CARs Option” shall mean the option granted by MSK to LICENSEE in Section 2.2 hereof.

1.5                               “Clinical Trial Agreement” means the agreement between LICENSEE and MSK containing the terms and conditions under which the clinical research in relating to this Agreement will be performed.

1.6                               “Commercially Reasonable Efforts” means, with respect to particular obligations or tasks, such level of efforts applied to carry out such obligations or tasks consistent with the efforts used in the biopharmaceutical industry by a company of comparable size in connection with the development or commercialization of biopharmaceutical products that are of similar status, to accomplish such obligations or tasks, at the same stage of development or commercialization, as applicable, for internally developed products in a similar area with similar market potential, at a similar stage of their product life taking into account the existence of third parties’ (but not LICENSEE’s, Sublicensee’s, or their respective Affiliates’ own) competitive products, the proprietary position of the product, the regulatory structure involved, and the anticipated profitability of the product.

1.7                               “Confidential Information” shall mean all confidential or proprietary information disclosed by one Party to the other Party relating to and in the performance of this Agreement, including any uses, processes, methods, formulations, clinical data, test results, research and development plans, pricing policies, business plans, sales, information relating to customer identities, characteristics and agreements, financial information and projections, trade secrets, work in progress, future development, marketing, and investors whether in oral, graphic, electronic or any other media or form.

1.8                               “Contract Half-Year” shall mean the six month periods ending on June 30 and December 31 of each year.

1.9                               “Control” or “Controlled” means, with respect to Intellectual Property Rights, ownership together with the ability to grant a license without (a) violating the terms of any written agreement with a third party, and/or (b) incurring any payment obligation to a third party.

1.10                        “Field of Use” shall mean the use of the Licensed Rights in the field of cancer diagnostics and cancer treatments and includes, without limitation, all therapeutic and diagnostic uses. Field of Use excludes CARs, CARs constructs, and products incorporating CARs.

1.11                        “Intellectual Property Rights” means any or all of the following, and any and all rights anywhere in the world in, arising out of or associated therewith: (a) patent applications or patents; (b) copyrights and other rights in works of authorship; (c) trade secrets; (d) rights in data or Know-How (including both intellectual property rights and personal property rights in tangible personal property), and (e) all other intellectual property rights similar to the foregoing (but in no event including trademarks, trade names, service marks, service names, trade dress rights or other similar rights); in each case, whether or not any of the foregoing is registered, and including, without limitation, rights to apply for, applications for registration of, and any registrations or issuances of, any of the foregoing.

1.12                        “Know-How” means tangible and intangible technical information, materials, inventions, processes, protocols, procedures, formulations, compounds, compositions, devices, methods, formulae, protocols, techniques, algorithms, software, works of authorship, designs, drawings, results, findings, ideas, concepts, creations, discoveries, developments, techniques, processes, know-how, drawings, designs, specifications, data, content, information, formulas, formulations, algorithms, software, and other technologies or subject matter of any kind, in each case, that are (i) not generally publicly known, (ii) Controlled by MSK, and (iii) necessary to make or use Licensed Products claimed by the Patent Rights or perform Licensed Services claimed by the Patent Rights.

1.13                “Licensed Process” shall mean any process that is covered in whole or in part by one or more Valid Claims in any country in which such process is practiced or any process which is based upon in whole or in part or otherwise incorporates the Licensed Rights.

1.14                “Licensed Products” shall mean any product or products that (i) is covered by (in whole or in part), or is made, uses or is used by a Licensed Process, or that the making, use, sale, offer to sell, or import of which infringes or would infringe one or more Valid Claims, but for the license granted herein and not taking into account the availability of a legal exemption such as experimental use or drug discovery/development such as that provided by 35 U.S.C. § 271(e)(1) and similar provisions in the laws of other jurisdictions, and/or (ii) embodies, contains, incorporates, uses, is used or made through the use of, or was in whole or in part derived from the Know-How. Licensed Products excludes CARs, CARs constructs, and products incorporating CARs and any constructs using sequences provided to MSK under third party agreements and/or with use restrictions.

1.15                        “Licensed Rights” shall mean MSK’s rights in (i) the Know-How, (ii) the Patent Rights, and (iii) all Intellectual Property Rights owned in, to or covering the Know-How, [****]

1.16                        “Licensed Service” shall mean (a) on a country-by-country basis, any service performed for or on behalf of a third party on a fee-for-services basis or otherwise for consideration, the performance of which in the country in question would, absent the license granted under this Agreement, and not taking into account the availability of a legal exemption such as experimental use or drug discovery/development such as that provided by 35 U.S.C. § 271(e)(1) and similar provisions in the laws of other jurisdictions, (i) infringe or otherwise be within the scope of at least one Valid Claim in that country, and/or (ii) embodies, contains, incorporates, uses, is used or made through the use of, or was in whole or in part derived from the Know-How; or (b) performance of a service for any consideration using a Licensed Product or the practice of a Licensed Process.

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.17        “LICENSEE” shall mean Y-mAbs Therapeutics, Inc.

1.18        Intentionally Omitted.

1.19        Intentionally Omitted.

1.20        Intentionally Omitted.

1.21                        “Net Sales” means the gross amount billed by LICENSEE or its Affiliates or its Sublicensees for Licensed Products or for Licensed Services, less the following:

(a)                                 customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(b)                                 amounts repaid or credited by reason of rejection or return;

(c)                                  to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product or performance of a Licensed Service, which is paid by or on behalf of LICENSEE or Affiliates; and

(d)                                 outbound transportation costs prepaid or allowed and costs of insurance in transit.

Each of (a) through (d) above being a “Deductible Expense.”

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. Net Sales shall occur on the date of billing or invoice for a Licensed Product or Licensed Service.

Customary distribution of samples of Licensed Product or related performance of Licensed Services by LICENSEE or Affiliates shall not be included in any calculation of Net Sales.

In the case of discounts on “bundles” of products or services which include Licensed Products and/or Licensed Services, LICENSEE may, with notice to MSK, discount (or permit the discounting by an Affiliate or Sublicensee of LICENSEE) the bona fide list price of any Licensed Product and/or Licensed Service in such “bundle” by the average percentage discount of all products and services in a particular “bundle,” calculated as follows: average percentage discount on a particular “bundle” = [1 - (A/B)] x 100; where A equals the total discounted price of a particular “bundle” of products and/or services, and B equals the sum of the undiscounted bona fide list prices of each unit of every product and/or services in such “bundle” (including without limitation, the Licensed Products and Licensed Services). With each quarterly royalty report submitted pursuant to Section 6.2 below, LICENSEE shall provide MSK reasonable documentation establishing such average discount with respect to each “bundle.” If LICENSEE cannot so establish the average discount of a “bundle,” Net Sales shall be based on the undiscounted list price of the Licensed Product or Licensed Service, as the case may be, in the “bundle.” If a the Licensed Product or Licensed Service in a “bundle” is not sold separately, and no bona fide list price exists for such the Licensed Product or Licensed Service, the Parties shall mutually agree (such agreement not to be unreasonably withheld by either Party) an imputed list price for such the Licensed Product or Licensed Service and Net Sales with respect thereto shall be based on such imputed list price.

Except as provided in the preceding paragraph, no deductions, credits, rebates, or allowances shall be taken or permitted in calculating Net Sales that depend or are based in whole or in part on the sale or purchase of any product or service that is not a Licensed Product or Licensed Service, including without limitation for the practice commonly known as “bundling.”

In no case will Deductible Expenses exceed [****] of the gross proceeds or exceed [****] the fair market value, attributable to Net Product Sales.

If a Licensed Product is sold, or a Licensed Service performed, for the purpose of creating a finished product for sale, for example a finished therapeutic product for administration to patients, Net Sales shall be calculated on the first arms’ length sale of such finished product, and the sale of the Licensed Product or Licensed Service for the purpose of creating the finished product for sale shall be excluded.

Net Sales shall be determined in accordance with GAAP, but not in any way that reduces the calculations of Net Sales provided herein.

Additionally, if LICENSEE or a Sublicensee uses a Licensed Product or a Licensed Process for its own internal purposes, or otherwise in a situation that is not related to development of Licensed Products or Licensed Services, then Net Sales shall also include an amount equal to the customary sale price charged to a third party for the same Licensed Product or Process. If there is no customary sale price, then the Net Sales shall be an amount equal to the fair market value.

1.22                        “Other Product” means any CD33 technology commercialized by LICENSEE or its sublicensee or affiliate which is not a Licensed Product

1.23                        “Patent Rights” shall mean the Antibody Patent Rights.

1.24                        “Phase I Trial” means the first phase of a clinical study involving the initial introduction of an investigational new drug into humans (generally, but not always, in the range of 20 to 30 subjects). Phase I studies are typically closely monitored and may be conducted in patients or normal volunteer subjects. These studies are designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness that provides data capable of meeting statutory standards for marketing approval. During Phase I, sufficient

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

information about the drug’s pharmacokinetics and pharmacological effects should be obtained to permit the design of well-controlled, scientifically valid, Phase II Trials. For example, “Phase I Trial” includes a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(a) in the United States, or an equivalent or counterpart of the foregoing in any other country or jurisdiction. For clarity, “Phase I Trial” includes both Phase Ia and Phase Ib trials.

1.25                        “Phase II Trial” means the second phase of a clinical study, the principal purpose of which is to evaluate the effectiveness of the drug for a particular indication and to determine the common short term side effects and risks associated with the drug in patients with the disease target being studied, that provides data capable of meeting statutory standards for marketing approval. Phase II Trials usually involve no more than several hundred subjects. For example, “Phase II Trial” includes a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(b) in the United States, or an equivalent or counterpart of the foregoing in any other country or jurisdiction. For clarity, “Phase II Trial” includes both Phase IIa and Phase IIb trials.

1.26                        “Phase III Trial” means the third phase of a clinical study involving expanded controlled and uncontrolled trials. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained, and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling, to support registration for a product or compound with the FDA and any FDA counterpart, and that provides data capable of meeting statutory standards for marketing approval. Phase III Trials usually include several hundred to several thousand subjects. For example, in the United States, “Phase III Trial” includes a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(c) in the United States, or an equivalent or counterpart of the foregoing in any other country or jurisdiction. For clarity, “Phase III Trial” includes both Phase IIIa and Phase IIIb trials.

1.27        Intentionally Omitted.

1.28                        “Regulatory Approval” means, with respect to a nation or, where applicable, a multinational jurisdiction, such approvals, licenses, registrations or authorizations that are required to be obtained from a Regulatory Agency prior to the marketing and sale of a Licensed Product for use in the Field in such country or multinational jurisdiction (including, where applicable, pricing approvals necessary to obtain reimbursement).

1.29                        “Regulatory Authority” means, with respect to any particular country or, where applicable, a multinational jurisdiction, the governmental authority, body, commission, agency or other instrumentality of such country or multinational jurisdiction (e.g., the EMEA with respect to the European Union), with the primary responsibility for the approval of pharmaceutical products before a Licensed Product can be tested, marketed, promoted, distributed or sold in such country or multinational jurisdiction, including such governmental bodies, if any, that have jurisdiction over the pricing of such pharmaceutical product. The term “Regulatory Agency” includes, without limitation, the USFDA, the European Medicines Agency, and the Japanese MHW.

1.30                        “Royalty Term” shall mean, on a Licensed Product-by-Licensed Product or Licensed Service-by-Licensed Service basis and country-by-country basis, the period from the first commercial sale of such Licensed Product or provision of Licensed Service in such country until the later of: (a) expiration of the last Patent Rights covering such Licensed Product or provision of Licensed Service in such country; (b) expiration of any market exclusivity period granted by a regulatory agency with respect to such Licensed Product or provision of Licensed Service in such country; or (c) [****] from the first commercial sale in such country.

1.31                        “Royalty Year” shall mean each twelve (12) month period commencing January 1 and ending December 31 during the term of this Agreement; provided however, that: (a) the first Royalty Year shall be the period of time commencing with the Effective Date and ending on December 31, 2015; and (b) the last Royalty Year shall be the period of time commencing on January 1 of the year in which this Agreement expires or is terminated, and ending on the date of expiration or termination of this Agreement.

1.32                        “Sponsored Research Agreement” means the agreement between LICENSEE and MSK containing the terms and conditions under which the sponsored research at MSK will be performed.

1.33                        “Sublicensee” means any business entity to which an express sublicense has been granted under the Licensed Rights as further described under Article 3, or with respect to the Licensed Products pursuant to this Agreement. If a third-party wholesaler or distributor does not pay any consideration to LICENSEE for its wholesale or distributor rights, it shall not be considered a Sublicensee; and the resale by such wholesaler or distributor of such Licensed Products or Licensed Services shall not count towards Net Sales by a Sublicensee provided that a royalty is being paid by LICENSEE on the Net Sales of the amount of initial transfer to the wholesaler or distributor pursuant to Article 5.

1.34                        “Term” shall mean the term of this Agreement which will commence on the Effective Date and expire upon the expiration of the last Royalty Term for any Licensed Product or Licensed Service, unless earlier terminated pursuant to the Article 16 of this Agreement.

1.35                        “Territory” shall mean worldwide.

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.36                        “Valid Claim” shall mean a claim of (i) an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other government body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or determined to be invalid, unpatentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (ii) a pending patent application included within the Patent Rights to the extent the claim continues to be prosecuted in good faith for a time period not to exceed [****] from its earliest asserted priority filing date.

ARTICLE 2 - GRANT OF LICENSE AND OPTION

2.1                               License Grant.

(a)                                 In consideration of Company’s satisfaction of all of its obligations hereunder, and subject to the terms and conditions of this Agreement, MSK hereby grants to LICENSEE a worldwide license, in the Field of Use, during the Term of this Agreement, including the right to sublicense (subject to Article 3 hereof), to its rights under the Licensed Rights (A) to make, have made, use, offer to sell, sell and import Licensed Products, and (B) to perform Licensed Services.

Except for the reserved rights of MSK in Section 2.1(b), the foregoing license is exclusive with respect to:

•                                          the Antibody Patent Rights; and

•                                          those portions of the Know-How identified on Exhibit B that are tangible materials, including MSK’s Intellectual Property Rights in such tangible materials.

As to the balance of the Licensed Rights, the foregoing license is nonexclusive.

(b)                                 The grants in Section 2.1 (a) above are subject to, restricted by and non-exclusive with respect to the following non-transferable rights, all of which are reserved by MSK:

(i)                                     the use of Licensed Rights by MSK and its Affiliates for patient care; noncommercial research; and teaching and other educationally related purposes;

(ii)                                  the use of Licensed Rights by the inventors thereof (and their laboratories and collaborators) for patient care; noncommercial research; and teaching and other educationally related purposes; and

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)                               any rights reserved to the United States of America under 35 U.S.C. §§ 200-212 or any other applicable governmental law or regulation.

Additionally subject to prior notification to LICENSEE, MSK may grant or transfer any of the rights licensed to LICENSEE hereunder to any nonprofit educational or research institutions for their internal, noncommercial research activities only, provided that in the case of a transfer of tangible materials, MSK shall promptly provide LICENSEE a copy of the material transfer agreement under which such materials have been transferred. Material Transfer Agreements may not be subject to further sub-licensing.

(c)                                  MSK reserves all rights not expressly granted in this Agreement. The licenses granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any intellectual property or technology not included in the Licensed Rights.

2.2                               [****]

ARTICLE 3 - SUBLICENSES

3.1                               LICENSEE shall have the unrestricted right to grant sublicenses of its rights granted under Section 2.1; provided that this Agreement has not been terminated. Within [****] of granting any such sublicense LICENSEE shall notify MSK of such grant and the name and address of each such Sublicensee and furnish a complete copy of all agreements between it and the Sublicensee. LICENSEE further agrees that any sublicenses granted by it shall provide that the obligations to MSK of Article 2, Sections 4.1, 4.2, 4.3 and 15.5 and Articles 6, 7, 8, 9, 10, 11, 12, 13, 14 of this Agreement shall be binding upon the Sublicensee as if it were a party to this Agreement. If a material breach of any of the clauses of this Agreement is caused by Sublicensee, such breach shall be considered a breach committed by LICENSEE, and MSK shall have the right to terminate the Agreement pursuant to Section 16.2 unless the breach is cured, within [****] notice period set forth in Section 16.2. LICENSEE shall provide MSK,

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

within [****] days of occurrence, copies of any agreement modifying or terminating a sublicense, or any other agreements with a Sublicensee.

3.2                               Any subcontractor engaged by LICENSEE to perform for LICENSEE any of its rights and obligations under this Agreement (a “Third Party Subcontractor”) shall be party to a written agreement consistent with the terms and conditions of this Agreement, including without limitation, and as applicable, those provisions pertaining to confidentiality, intellectual property rights, and regulatory/safety matters. In all cases, LICENSEE remains fully responsible (i) for the performance of its obligations hereunder regardless of whether such performance has been delegated to a Third Party Subcontractor, and (ii) for the actions and conduct of the Third Party Subcontractor in performance of LICENSEE’S obligations.

3.3                               LICENSEE may grant a Sublicensee the right to grant further sublicenses provided that the requirements and conditions applicable to the grant of a sublicense shall apply to such grant. Such sub-sublicense agreements shall be treated as sublicense agreements and such sub-Sublicensees shall be treated as Sublicensees for the purpose of this Agreement.

ARTICLE 4 - DILIGENCE

4.1                               LICENSEE and its Sublicensees shall use Commercially Reasonable Efforts to bring Licensed Products and/or Licensed Services to market and to continue Commercially Reasonable Efforts to market one or more Licensed Products and/or Licensed Services throughout the Term. Furthermore, in the event LICENSEE terminates the Sponsored Research Agreement and fails to prove to MSK that LICENSEE is diligently pursuing development of Licensed Products and/or Licensed Services, MSK shall have the right to terminate this Agreement for breach. LICENSEE shall use Commercially Reasonable Efforts to develop Licensed Products and Licensed Services for use in all applications defined in Licensed Rights, including, but not limited to, pediatric indications, and to form strategic partnerships through sublicenses to exploit such clinical markets. In the event that [****] of the Effective Date, LICENSEE has failed to sublicense Patent Rights to a bona fide strategic partner for a particular clinical field or additional application claimed in Patent Rights or has failed to prove to MSK that LICENSEE is diligently pursuing development of such additional field(s) and FDA approval for such clinical fields or additional applications, including development of the Licensed Products and Licensed Services for pediatric indications, as shown by written records, such clinical field or additional application shall automatically be excluded from the Field of Use, and MSK shall be free to grant licenses to others for Licensed Products and/or Licensed Services within such excluded field. Without limiting the foregoing: LICENSEE shall meet the following Milestone Activities on or prior to the Expected Completion Date listed below:

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)                         Milestone Activity      Expected Completion Date

Milestone Activity	Expected Completion Date
Dosing of first patient with [****] antibody construct in a Phase I clinical trial	Within [****] of Effective Date
Dosing of first patient in Phase II Trial with [****] antibody construct	Within [****] of the Effective Date
Dosing of first patient in Phase III Trial with [****] antibody construct	Within [****] after completion of phase II clinical trial with [****] antibody construct
Filing for Regulatory Approval for sale of [****] antibody construct in first orphan indication	Within [****] of Effective Date for [****]
Filing for Regulatory Approval for sale of [****] antibody construct in first non- orphan indication	Within [****] of Effective Date for [****]

Milestone Activities may be modified and Expected Completion Dates extended with MSK’s written approval.

In the event LICENSEE fails to achieve any Milestone Activities on or prior to the Expected Completion Date above, the license granted hereunder shall automatically exclude the Licensed Product for which a Milestone Activity was not completed on or prior to the Expected Completion Date. MSK may treat such failure as a material breach in accordance with Section 16.5. If LICENSEE’s failure to meet its diligence obligations under this Agreement is due to circumstances that, in MSK’s institutionally reasonable judgment, LICENSEE could not reasonably have avoided and LICENSEE can demonstrate that it has made Commercially Reasonable Efforts to achieve such Milestone Activity on or prior to the allotted Expected Completion Date, then such Milestone Activity Expected Completion Date shall be extended for a commercially reasonable period of time not to exceed [****]. Such circumstances may include technical difficulties or delays in preclinical or clinical studies or regulatory processes, as well as other conditions beyond the control of LICENSEE, including the occurrence of any Force Majeure Event (as defined herein), but shall not include inability of LICENSEE to obtain funding.

(b)                                 LICENSEE agrees to give MSK written notice and evidence within thirty (30) days of the achievement of each of the above specific diligence obligations.

(c)                                  LICENSEE will have delivered to MSK prior to the execution of this Agreement, its detailed business plan for the development of the Licensed

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rights, including, for example, relevant schedules of capital investments needed to implement the plan, financial, equipment, facility plans, number and kind of personnel and time planned for each phase of development of the Licensed Rights for a [****] period, to the extent formed by LICENSEE. LICENSEE shall provide similar reports to MSK annually to relay update and status information on LICENSEE’s business, research and development progress, including projections of activity anticipated for the next reporting year.

(d)                                 LICENSEE will be solely responsible, at LICENSEE’s sole cost and expense, for securing all Regulatory Approval necessary for commercial sale of Licensed Products or provision of Licensed Services. MSK will provide reasonable cooperation through providing LICENSEE, upon LICENSEE’s reasonable written request and in a timely fashion, with copies of such documentation and information Controlled by MSK that is reasonably necessary to secure such Regulatory Approval, provided that LICENSEE shall reimburse MSK for the reasonable expenses of providing such documentation and information. LICENSEE shall advise MSK, through annual reports described in Section 4.2(d) above of its program of development for obtaining said approvals.

4.2                               If LICENSEE is the subject of an inquiry or inspection by a Regulatory Authority or other governmental authority or certification agency in relation to any Licensed Product, LICENSEE will notify MSK as soon as reasonably possible and keep MSK reasonably apprised of the results of such inquiry or inspection.

ARTICLE 5 - PAYMENTS

5.1                               For the rights, privileges and licenses granted hereunder, LICENSEE shall pay to MSK, in the manner hereinafter provided, until the end of the Term:

(a)                                 Royalty: LICENSEE shall pay MSK a [****] royalty on cumulative Net Sales up to [****], [****] royalty on cumulative Net Sales of Licensed Products or Licensed Services in excess of [****] royalty on cumulative Net Sales of Licensed Products or Licensed Services of over [****] on a Licensed Product-by-Licensed Product or Licensed Service-by-Licensed Service basis. [****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)                                     On a country-by-country basis, if the Patent Rights expire prior to the end of the Royalty Term, or if it is not covered by a Valid Claim in such country, the royalty rates above due to MSK after expiration of the Patent Rights shall be reduced by [****].

(ii)                                  If the Licensed Products or Licensed Services are not and were never covered by a Valid Claim, the royalty rates above due for such Licensed Products or Licensed Services shall be reduced by [****], provided that this reduction shall not apply if a reduction is taken under (i) immediately above.

(iii)                               If LICENSEE develops Other Products, the royalty rates above due for such Other Products shall be reduced by [****], provided that this reduction shall not apply if a reduction is taken under (i) immediately above.

(iv)                              In the event that LICENSEE or Sublicensees are legally required to obtain any additional licenses from one or more third parties in order to make, have made, use, lease, offer to sell, sell and/or import Licensed Products or provide Licensed Services, and such license(s) require LICENSEE to make reasonable payments to one or more third parties, LICENSEE may offset a total of [****] of such third-party payments against any royalty payments that are due to MSK in the same Contract Half-Year.

(v)                                 Annual minimum royalty payments, due at each anniversary of the Effective Date, starting ten (10) years after the Effective Date, in the amount of fourty thousand dollars ($40,000) per Royalty Year, and sixty thousand dollars ($60,000) once a patent within the Licensed Rights has issued. The minimum royalty payments shall be nonrefundable but fully creditable against the earned royalty payments required in Section 5.1(b) and may be carried forward until such credit is fully applied.

(vi)                              No multiple royalties shall be payable because any Licensed Product or Licensed Service, its manufacture, use, lease, sale or provision is or shall be covered by more than one of the Licensed Rights granted under this Agreement.

Notwithstanding the reductions and deductions provided, in no event shall the royalty rate on tiered Net Sales be less than [****], respectively.

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Royalties shall be payable twice each year, once for each Contract Half-Year.

(b)                                 Milestones:

Milestone payments as follows:

Milestone Activity	Milestone Payment	Milestone Payment due at the earlier of completion of Milestone Activity or date indicated below:
First patient dosed with a Licensed Product	[****]	Within [****] of Effective Date
Dosing of first patient in Phase II clinical trial with aLicensed Product	[****]	Within [****] of Effective Date
Completion of Phase II clinical trial with a Licensed Product	[****]	Within [****] of Effective Date
US Regulatory approval for sale of a Licensed Product	[****]	Within [****] of Effective Date
Upon cumulative Net Sales of first Licensed Product to reach [****]	[****]
Upon cumulative Net Sales of subsequent Licensed Product to reach [****]	[****]

The same milestone payment shall not be due more than once on an individual Licensed Product. For clarity, different constructs of the same antibody are different products, e.g., two different constructs of an CD33 antibody product are two products.

In the event that a specified clinical trial Phase is skipped (e.g., proceeding directly to Phase III from Phase I, or filing an application for Regulatory Approval after a Phase II trial), or two Phases are combined (e.g., a Phase II/III trial), the milestone shall be due for both events (the Phase that was skipped or the sum of the milestones for the combined trials) such that the total milestone payments are not reduced.

(c)                                  Sublicensing Income in addition to royalties on Net Sales:

If revenue is generated through the sublicense of Licensed Rights, excluding the sublicense of Platform Technologies, the following shall apply; LICENSEE shall pay MSK a sublicense fee of [****] on any revenue generated in a transaction or series of related transactions including a sublicense of Licensed Rights to a third party prior to dosing a patient in a clinical trial, [****] on any revenue generated through sublicense of to a third party [****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[****] on any revenue generated through sublicense of Licensed Rights to a third party after entering into [****] on any revenue generated through sublicense of Licensed Rights to a third party after entering into a [****] on any revenue generated through sublicense of Licensed Rights to a third party after [****] on any revenue generated through sublicense of Licensed Rights to a third party [****] excluding amounts paid by Sublicensee to LICENSEE for Net Sales of Licensed Products or Licensed Services and patent cost reimbursement. Determination of which percent sharing applies shall be made on a product-by-product or process-by-process basis if a bona fide allocation between or among a plurality of Licensed Products or Licensed Services has been made in such transaction with the portions allocated to each equaling the entire revenue generated in the transaction or series of related transactions, and; otherwise, the highest applicable percent shall apply.

The value of debt or equity investments by Sublicensee to LICENSEE as part of such transactions may be excluded, but only if such investments are at fair market value (and in the case of loans, not forgiven) and if the transaction is not structured such that said exclusions reduce any payment otherwise due to MSK.

If consideration to LICENSEE that is subject to sharing with MSK under this section is in a form other than cash, the fair market value of such noncash consideration shall be used in calculating the amount due MSK, unless MSK agrees in writing to a different method.

For the avoidance of doubt, the payments under this section are in addition to, and not in lieu of, royalties on Net Sales and milestone payments.

(d)                                 Research Funding: LICENSEE shall provide research funding to [****] lab at MSK (or a successor lab reasonably acceptable to the Company at MSK if [****] lab at MSK is no longer operating) equaling at least one million three hundred and sixty-two thousand and eighty-five dollars ($1,362,085) including a [****] overhead for indirect costs (over two (2) years immediately following the Effective Date of this Agreement in accordance with the budget generated by MSK to be incorporated into the Sponsored Research Agreement.

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e)                                  Scope and use of such research shall be agreed upon and defined in a separate Sponsored Research Agreement that will be attached to this Agreement as Exhibit D.

For clarity, although separate agreements between the Parties provide the specific terms for paragraphs (d) — (e) above, part of the consideration from LICENSEE to MSK for this Agreement are those agreements, and a material breach by LICENSEE of its obligations under those agreements shall be deemed to be a breach of this Agreement as well.

(f)                                   Priority Review Voucher: LICENSEE will use Commercially Reasonable Efforts to assess the possibility of obtaining a priority review vouchers (“PRVs”) under Section 908 of the FDA Safety and Innovation Act and will diligently pursue such PRVs for each product developed.

Should LICENSEE be awarded such a PRV for a Licensed Product, LICENSEE shall distribute to MSK twenty-five percent (25%) of income generated from the sale of any such PRV or the sale of other comparable incentive provided by any non-US jurisdiction.

The Parties agree that the LICENSEE shall diligently seek to sell any PRV or other comparable incentive provided by any non-US jurisdiction unless the Parties agree otherwise in writing.

5.2                               Payment Terms: Payments shall be payable [****] after they are due, paid in United States dollars in New York, NY, or at such other place as MSK may reasonably designate consistent with the laws and regulations controlling in any foreign country, but not in any other currency. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank on the last business day of the Contract Half-Year reporting period to which such royalty payments relate. The License Fee due under Section 5.1 (a) above and the past patent costs due under Section 7.1 below shall be due within ten (10) days after the Effective Date, and if such payments are not timely received, this Agreement shall be null, void and without effect.

5.3                               Interest: LICENSEE shall pay to MSK interest on any amounts not paid when due. Such interest will accrue from the [****] after the payment was due, at a rate of [****] per month or the highest rate permitted by law (whichever is less), and shall be compounded monthly. The interest payment will be due and payable on the first day of each month after interest begins to accrue, until full payment of all amounts due MSK is made. MSK rights to receive such interest payments shall be in addition to any other rights and remedies available to MSK.

5.4                               LICENSEE agrees that it shall not reduce any payments due under the Agreement as the result of co-ownership interests by LICENSEE or any other third party in the Patent Rights.

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 6 - REPORTS AND RECORDS

6.1                               LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to MSK hereunder. Said books and records shall be maintained for a period of no less than five (5) years following the period to which they pertain. For the term of this Agreement, upon reasonable written notice, LICENSEE shall allow MSK or its agents to inspect such books and records for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement. Such inspections shall be during normal working hours of LICENSEE. Should such inspection lead of the discovery of a discrepancy greater than [****] and [****] in reporting to MSK’s detriment, for any twelve (12) month period, LICENSEE agrees to pay the full cost of such inspection plus interest as stipulated in Article 5.

6.2                               Commercialization Reports:

LICENSEE, within thirty (30) days of the end of each Contract Half-Year, shall deliver to MSK true and accurate reports, giving such particulars of the business conducted by LICENSEE and its Sublicensees during the preceding six-month period under this Agreement.

The reports shall include at least the following information, to be itemized per Licensed Product and/ or Licensed Service:

(a)                                 volumes, and unique identifiers (e.g., SKU or otherwise), of Licensed Products sold or otherwise distributed;

(b)                                 total revenue received on account of (i) Licensed Products sold or otherwise distributed, and (ii) other revenue bearing activities subject to payment hereunder;

(c)                                  Deductible Expenses (as provided in the definition of “Net Sales”);

(d)                                 Net Sales;

(e)                                  the portion of Net Sales that was received from Sublicensees;

(f)                                   total royalties due;

(g)                                  country of sale;

(h)                                 foreign currency conversion rate; and

(i)                                     any other consideration received in the prior quarter.

6.3                               With each such report submitted, LICENSEE shall pay to MSK the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In addition, LICENSEE shall also submit semi-annually a detailed report summarizing LICENSEE’S research, development, commercialization and other business progress during the prior six (6) months, and its projections of activity anticipated for the next six months (6). Once Regulatory Approval is obtained for a Licensed Product or Licensed Service in the United States, such reports shall be submitted annually instead of semi-annually.

6.4                               Milestone payments shall be reported and paid when due.

6.5                               LICENSEE shall promptly provide MSK with copies of any royalty or commercialization reports received by LICENSEE from its Sublicensees.

ARTICLE 7 - PATENT PROSECUTION

7.1                               Patent Cost Reimbursement. LICENSEE shall pay during the term of the Agreement reasonable out-of-pocket expenses borne by MSK for filing, prosecuting and maintaining Patent Rights through a patent counsel of MSK’s choice, reasonably acceptable to LICENSEE. MSK may choose, at its sole discretion, to have said patent counsel invoice LICENSEE directly for costs incurred in the filing, prosecuting and maintaining of Patent Rights. LICENSEE shall reimburse MSK for all historic patent costs related to the Patent Rights within [****] upon receiving itemized historic patent costs [****].

7.2                               MSK shall diligently prosecute and maintain the Patent Rights in the United States and in such countries as are determined by MSK and agreed to by LICENSEE, using counsel of MSK’s choice reasonably acceptable to LICENSEE. If LICENSEE does not agree to bear the expense of filing patent applications in any foreign countries in which MSK wishes to obtain patent protection, then MSK may file and prosecute such applications at its own expense and any license granted hereunder shall exclude such countries.

7.3                               MSK shall provide LICENSEE with copies of all relevant patent prosecution documentation so that LICENSEE may be informed and to give LICENSEE reasonable opportunity to advise MSK on the continuing prosecution, and LICENSEE agrees to keep this documentation confidential.

7.4                               Patent counsel remains counsel to MSK with an appropriate contract (and shall not jointly represent LICENSEE unless mutually agreed to in writing by the Parties).

7.5                               The Parties agree that they share a common legal interest in obtaining valid, enforceable patents and that LICENSEE will maintain confidential all information received pursuant to this Article 7.

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.6                               At any time, LICENSEE shall notify MSK if LICENSEE wishes to terminate its license to any of the patent applications or patents within the Patent Rights. LICENSEE shall identify such patent applications and patents to MSK in writing, in which event, thirty (30) days’ after receipt of such written notice by MSK, LICENSEE shall have no further obligation to pay any costs and expenses incurred by MSK for the prosecution and maintenance of such identified patents and patent applications. For the avoidance of doubt, MSK may independently, and at its own expense, maintain any such patent applications and patents after such a termination by LICENSEE, and any license granted hereunder shall exclude any such patents and patent applications.

7.7                               LICENSEE (and its Sublicensees) shall have the right, on a Licensed Product-by-Licensed Product basis, to select a patent within the Patent Rights to seek a term extension for or supplementary protection certificate under in accordance with the applicable laws of any country. Each Party agrees to execute any documents and to take any additional actions as the other party may reasonably request in connection therewith. LICENSEE shall provide MSK with at least thirty (30) days prior written notice before applying for a patent term extension or supplementary protection certificate for any Licensed Product.

ARTICLE 8 - INFRINGEMENT

8.1                               Monitoring. LICENSEE shall use Commercially Reasonable Efforts to monitor third party infringement of the Patent Rights in the Field of Use. LICENSEE shall keep MSK timely informed of any activities by LICENSEE in regard hereto.

8.2                               Actions. This Section sets forth the parties’ right of enforcement and defense in relation to the Patent Rights.

(a)                                 First Right. LICENSEE (and its Sublicensees) shall have the first right, but not the obligation, to control the conduct and resolution of any adversarial legal proceeding relating to the Patent Rights (including without limitation any declaratory judgment action, patent infringement action or opposition) during the Term and will be responsible for all expenses related thereto. MSK shall join in any such action, at LICENSEE’s request and expense.

(b)                                 Secondary Right. If LICENSEE does not wish to exercise either of the foregoing rights in (a), LICENSEE shall provide MSK with written notice that LICENSEE declines such right, and after receiving such notice, MSK shall have the secondary right to undertake such infringement action or defend against such challenge.

8.3                               Cooperation. To the extent either Party (or its Sublicensees) conducts any legal proceedings in relation to the enforcement or defense of Patent Rights in the Field of Use, it shall keep the other Party reasonably informed of such proceedings.

The other Party shall cooperate in all respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like at the expense of the requesting party. Notwithstanding anything to the contrary: (a) in any action conducted by MSK, MSK may use the name of LICENSEE as party plaintiff, and LICENSEE will join any such action as may be requested by MSK; (b) in any action conducted by LICENSEE, LICENSEE may affect joinder of MSK, if MSK is an indispensable or necessary party under the applicable law; and (c) no settlement, consent judgment or other voluntary final disposition of any action by LICENSEE that admits or impairs the invalidity or unenforceability of the Patent Rights may be entered into without the prior written consent of MSK.

8.4                       Costs and Recoveries. All costs of any action by either Party to enforce, or to defend against a challenge to, the Patent Rights shall be borne by such party, which shall keep any sums recovered or obtained in connection therewith (whether as damages, reasonable royalties, license fees, or otherwise in judgment or settlement derived therefrom), except that in the case of actions commenced by LICENSEE, the excess of such sums over such costs shall be treated as Net Sales subject to MSK’s rights under this Agreement to collect royalties thereon. For the avoidance of doubt, LICENSEE may not deduct from Net Sales any portion of LICENSEE’S costs or expenses related to any investigation, enforcement, defense, judgment or settlement of any such actions.

8.5                       Third Party Patents. In the event LICENSEE is sued for patent infringement or, threatened with such suit, it shall promptly notify MSK. If LICENSEE is permanently enjoined from exercising its license rights granted hereunder LICENSEE may terminate this Agreement upon thirty (30) days prior written notice to MSK. In any such action, LICENSEE shall be fully responsible for all its costs, including expenses, judgments and settlements.

8.6                       Patent Challenges by LICENSEE. LICENSEE will provide written notice to MSK at least three (3) months prior to LICENSEE or any of its Affiliates bringing any legal proceeding to challenge the validity or enforceability any claim included in the Patent Rights (a “Patent Challenge”), including: (a) stating the basis for such Patent Challenge; and (b) providing a copy of all relevant prior art or other materials used as the basis for such Patent Challenge. In the event that LICENSEE brings a Patent Challenge: (i) MSK may at any time thereafter terminate this Agreement upon written notice to LICENSEE; (ii) during pendency of the Patent Challenge, all license fees, milestone payments and royalties due under this Agreement will be doubled; and (iii) in the event of an unsuccessful Patent Challenge by LICENSEE, (A) LICENSEE shall reimburse MSK for all reasonable costs and attorney fees that MSK incurs in connection with such Patent Challenge, and (B) starting on the date (if at all) that the Patent Challenge is determined to be Unsuccessful, all license fees, milestone payments and royalty rates due as per this Agreement will be trebled. As used herein, “Unsuccessful”

means that, upon the conclusion of the action before the court or other governmental authority in which the Patent Challenge was brought, LICENSEE failed to obtain a judgment that all of the patent claims within the Patent Challenge were invalid or unenforceable.

ARTICLE 9 - CONFIDENTIALITY

Each Party agrees that Confidential Information of the other Party disclosed to it or to its employees under this Agreement shall for five (5) years after disclosure:

(a)                                 be used only in connection with the legitimate purposes of this Agreement;

(b)                                 be disclosed only to those who have a need to know it in connection with the Agreement; and

(c)                                  be safeguarded with the same care normally afforded confidential information in the possession, custody or control of the party holding the Confidential Information but no less than reasonable.

(d)                                 not be disclosed, divulged or otherwise communicated except with the express written consent of the disclosing party.

The foregoing shall not apply when, after and to the extent the Confidential Information is required to be disclosed for minimal compliance with court orders, statutes or regulations or MSK or LICENSEE audits for compliance with such regulatory requirements, provided that prior to any such disclosure to the extent reasonably practicable and legally permeable, the Party from whom disclosure is sought shall promptly notify the other Party and shall afford such other Party the opportunity to challenge or otherwise lawfully seek limits upon such disclosure of Confidential Information.

ARTICLE 10 - INDEMNIFICATION, PRODUCT LIABILITY

10.1                LICENSEE will indemnify, defend and hold harmless (and cause its Sublicensees to so indemnify, defend and hold harmless) MSK and its respective trustees, directors, officers, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns (each an “Indemnitee”), against all Third Party Claims (as defined herein) and expenses (including legal expenses and reasonable attorney’s fees) arising out of the death of or injury to any person or persons, or out of any damage to property, against any infringement or misappropriation of intellectual property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption, or advertisement of Licensed Products hereunder or from a breach by LICENSEE of any of its representations, warranties or obligations under this Agreement, provided however, that LICENSEE will not be obligated to indemnify, defend and hold harmless any Indemnitee against any claim, proceeding, demand, expense, or liability to the extent it arises out of, results from, or is increased by (a) fraud, the material breach of this Agreement by MSK, or (b) MSK’s gross negligence or willful misconduct. The Indemnitee will promptly give notice to LICENSEE of any claims or proceedings which might be covered by this Section 10.1 and LICENSEE will have the right to defend the same, including selection of counsel and control of the proceedings; provided that LICENSEE will not, without the written consent of the Indemnitee, settle or consent to the entry of any judgment with respect to such third party claims (i) that does not release the Indemnitee from all liability with respect to such third party claim, or (ii) which may materially adversely affect the Indemnitee or under which the Indemnitee would incur any obligation or liability, other than one as to which LICENSEE has an indemnity obligation hereunder. MSK agrees to cooperate and provide reasonable assistance to such defense at LICENSEE’s expense. MSK at all times reserves the right to select and retain counsel of its own at its own expense to defend MSK’s interests.

10.2                        For the Term of this Agreement, upon the commencement of clinical use, production, sale, or transfer, whichever occurs first, of any Licensed Product or Licensed Service, LICENSEE shall obtain and carry in full force and effect general liability insurance that shall protect LICENSEE and MSK in regard to events covered by Section 10.1 above. Such insurance shall be written by a reputable insurance company, shall list MSK as an additional named insured thereunder, shall be endorsed to include liability coverage, and shall require thirty (30) days written notice to be given to MSK prior to any cancellation or material change thereof. The limits of such insurance shall not be less than [****] per occurrence with an annual aggregate of [****] for personal injury, death or property damage. LICENSEE shall provide MSK with Certificates of Insurance evidencing the same and provide MSK with prior written notice of any material change in or cancellation of such insurance.

10.3                        This Agreement and the licenses granted herein shall immediately and automatically terminate without notice in the event LICENSEE or its Sublicensees or other party acting under authority of LICENSEE, fails to obtain the insurance required under Section 10.2, or if the insurance lapses or is cancelled. A termination occurring under this paragraph shall occur and become effective at the time such insurance coverage ends or becomes required and is not obtained, and LICENSEE or its Sublicensees shall then have no right to complete production and sale of Licensed Products. Nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Notwithstanding the foregoing, in the [****] period subsequent to the date of such an automatic termination of this Agreement by operation of this paragraph, to the extent that such rights are still available for licensing, LICENSEE shall have the right to reinstate the effectiveness of this

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement by obtaining the required insurance, whereupon this Agreement shall automatically become effective as of the date of reinstatement of said insurance, and shall remain in full force and effect without any further action of the parties.

10.4                        MSK shall at all times during the term of this Agreement and thereafter, indemnify LICENSEE and its Affiliates, and its/their respective directors, managers, officers, employees, representatives and agents (the “LICENSEE Indemnitees”), against all any and all damages and judgments (including settlements) on claims brought by third parties (a “Third Party Claim”) on account of the (i) the development, manufacture, sale, promotion, marketing or use of Licensed Products or MSK products, in or outside the Territory, by MSK or its Affiliates or sublicensees (other than LICENSEE or its Affiliates or sublicensees) or their respective customers (including products liability claims), or (ii) the exercise of rights retained by or on behalf of MSK under this Agreement, including, without limitation, any infringement or third party personal injury or damage to tangible personal property. The foregoing obligations of MSK shall not apply to the extent of any losses for which LICENSEE has an obligation to indemnify MSK pursuant to Section 10.1 For any such losses as to which each Party has an indemnification obligation pursuant to Sections 10.1 and 10.4, each Party shall indemnify the other to the extent of the indemnifying Party’s respective fault (a Party’s fault being defined by those categories for which it must indemnify the other Party pursuant to Section 10.2 or 10.4) for the losses.

Notwithstanding anything in this Agreement to the contrary, (i) the maximum exposure and liability of MSK under this Section 10.4 is capped at the amounts paid or to be paid by LICENSEE to MSK hereunder, and (ii) any liability of MSK to pay LICENSEE or LICENSEE Indemnitees under this Section 10.4 shall be satisfied only in the form of an offset for LICENSEE of amounts otherwise due and payable by LICENSEE and no actual payments by MSK to LICENSEE or LICENSEE Indemnitees shall ever be required.

10.5                        In the case of a Third Party Claim made by any Person who is not a Party to this Agreement (or an Affiliate thereof) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and, to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

If a Third Party Claim is made against an Indemnitee and the Indemnitor acknowledges in writing its obligation to indemnify therefore, the Indemnitor will be entitled, within [****] after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnitor) to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control of the defense of any Third Party Claim within the [****] period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after [****] Business Days’ notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse in good faith to agree to any such settlement, compromise or discharge, that provides for injunctive or other non-monetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Claim, the Indemnitee shall not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld).

ARTICLE 11 - REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

11.1                        Representations and Warranties of LICENSEE LICENSEE hereby represents and warrants to MSK that

(a)                                 LICENSEE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement;

(b)                                 The execution, delivery and performance of this Agreement by LICENSEE have been duly authorized by all corporate action on the part of LICENSEE and that LICENSEE has the right to enter into and bind itself to this Agreement;

(c)                                  As of the Effective Date, the execution and performance of Licensee’s obligations under this Agreement does not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensee to any third party; and

(d)                                 All Licensed Products produced under the licenses granted herein will be manufactured in all material respects in accordance with applicable federal, state and local laws, rules and regulations, including, without limitation, in all material respects in accordance with all applicable rules and regulations of the USFDA and other Regulatory Authorities.

11.2                Representations and Warranties of MSK

MSK hereby represents and warrants to LICENSEE that:

(a)                                 MSK is a not-for-profit corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all required corporate power and authority to execute and deliver this Agreement;

(b)                                 the execution, delivery and performance of this Agreement by MSK have been duly authorized by all necessary corporate action on the part of MSK, and MSK has the right to enter into and bind itself to this Agreement;

(c)                                  as of the Effective Date, to the best of knowledge of the signatory of this Agreement for MSK and such person’s direct reports,the execution and performance of MSK’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by MSK to any third party;

(d)                                 as of the Effective Date, there is no pending, or to the knowledge of the signatory of this Agreement for MSK and such person’s direct reports, threatened infringement claim related to any of the Patent Rights granted hereunder.

(e)                                  to the knowledge of the signatory of this Agreement for MSK and such person’s direct reports , MSK is the sole and exclusive legal owner of the entire right, title, and interest in and to all patent applications and issued patents that are part of the Patent Rights, except for the license to and rights of the United States under 35 U.S.C. § 200 et seq. and related regulations;

(f)                                   to the knowledge of the signatory of this Agreement for MSK and such person’s direct reports, MSK has, and throughout the Term will not itself compromise, the right, power and authority to grant the licenses granted hereunder;

(g)                                  and

(h)                                 There are no actions, suits, claims, investigations or proceedings involving MSK pending, or to the best of MSK’s knowledge threatened, relating to any of the Licensed Rights.

11.3                        Disclaimer.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, MSK MAKES NO REPRESENTATIONS, NO WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, VALIDITY OF LICENSED RIGHTS, CLAIMS ISSUED OR PENDING OR THAT THE MANUFACTURE, SALE OR USE OF THE LICENSED PRODUCTS OR THE PROVISION OR THE CONSUMPTION OF LICENSED SERVICES WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFIT, FROM ITS PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 12 - EXPORT CONTROLS

It is understood that MSK is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. MSK neither represents that a license shall not be required nor that, if required, it shall be issued.

ARTICLE 13 - NON-USE OF NAMES

Neither Party shall use the name of the other Party, nor of any of their employees, nor any adaptation thereof, in any press release, advertising, promotional or sales literature without prior written consent obtained from the other Party in each case. During and after the term of this Agreement, neither Party shall utilize or register any trademark, service mark, tradename, or other trade identifier of the other Party, or that contains (in whole or in part) or is confusingly similar to the foregoing, or is a translation of any of the foregoing, without the prior express written consent of the other Party. Notwithstanding the above, each Party may freely disclose in the ordinary course of business (but not in a press release, except with prior approval) that it has entered into this Agreement.

ARTICLE 14 - PUBLICATION

LICENSEE recognizes and accepts that under MSK’s mission as an academic medical center, MSK and its investigators must have a meaningful right to publish without LICENSEE’S approval or editorial control. MSK reserves the right to publish the scientific findings from research related to Licensed Rights and clinical use of Licensed Products and Licensed Services. If any proposed publication (e.g., manuscript, abstract or other public disclosure), contains Confidential Information of LICENSEE or its Affiliates or Sublicensees, MSK will submit the abstract or manuscript to LICENSEE at least thirty (30) calendar days before public disclosure thereof, and LICENSEE shall have the right to review and comment upon the proposed public disclosure in order to protect such Confidential Information and the patentability of any inventions disclosed therein. Upon LICENSEE’s request, public disclosure shall be delayed up to sixty (60) additional calendar days to enable LICENSEE to secure adequate intellectual property protection of any patentable subject matter contained therein that would otherwise be affected by the publication.

ARTICLE 15 - ASSIGNMENT

No Party may assign or delegate any or all of its rights or obligations under this Agreement, or transfer this Agreement, without the prior written consent of the other Party, except that (a) either Party shall have the right to assign any of its rights, delegate any of its obligations, or transfer this Agreement without such consent (i) to an Affiliate or (ii) as part of a merger or acquisition or other transfer of all or substantially all of the assets of its business to which this Agreement pertains, in each case provided that the assignor remains responsible for performance and the assignee accepts all terms and obligations of this Agreement, and (b) MSK may without consent of LICENSEE freely assign all or any portion of the cash payments due under this Agreement to a Third Party. Additionally, LICENSEE shall, on prior consent of MSK (such consent not to be unreasonably withheld or delayed), be permitted to assign this Agreement in connection with the sale or transfer of a limited portion of its business to which this Agreement pertains. Except as set forth herein, any assignment, delegation or transfer by any Party without the consent of the other Party shall be void and of no effect. For the avoidance of doubt, LICENSEE’s right to assign is conditioned on its assignee’s acceptance of all obligations of this Agreement, including but not limited to those of Article 18 concerning choice of law and forum.

ARTICLE 16 - TERMINATION

16.1                        Term. This Agreement commences on the Effective Date and shall remain in effect, until the end of the Royalty Term, as provided in Section 1.13 unless sooner terminated in accordance with the provisions herein.

16.2                        Bankruptcy or Cessation/Enjoinder of Business. MSK may terminate this Agreement upon written notice to LICENSEE if: (a) LICENSEE becomes insolvent; (b) a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for thirty (30) days; (c) LICENSEE or makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE, and LICENSEE does not return to solvency before the expiration of a thirty (30) day period; (d) LICENSEE ceases to do business; or (e) if the enactment of any law, decree, or regulation, or the issuance of any order (including, but not limited to, an injunction), by any governmental authority renders it impracticable or impossible for LICENSEE to perform any of its obligations hereunder.

16.3                        Nonpayment. If LICENSEE fails to pay MSK fees, royalties, ongoing patent expenses or other amounts payable hereunder, and such payments remain past due for more than thirty (30) days, MSK shall have the right to terminate this Agreement on thirty (30) days prior written notice to LICENSEE, unless LICENSEE pays to MSK within the thirty (30) day notice period, all fees, royalties and patent expenses, together with any interest then due and payable thereon. If LICENSEE after such written notice makes such payment to avoid termination, and if LICENSEE’s obligation to make such payment was or becomes the subject of a good faith dispute between the Parties, such payment shall be returned to LICENSEE by MSK if a final, unappealable judgment in an action commenced within six months of LICENSEE’s making of said payment determines in favor of LICENSEE what such payment was not owed.

16.4                        Criminal Activity. MSK may terminate this Agreement upon immediate written notice to LICENSEE if LICENSEE is convicted in a final judgment of a felony relating to the manufacture, use, or sale of Licensed Products in any jurisdiction where LICENSEE manufactures, uses or sells Licensed Products; provided, no such termination may be made until any appeal(s) of such conviction are exhausted and only then if such conviction is not reversed.

16.5                        Breach. In addition to any other termination right specified this Agreement, MSK may terminate this Agreement [****] prior written notice to LICENSEE, if LICENSEE materially breaches a provision of this Agreement, unless:

(a)                                 LICENSEE cures any such breach prior to the expiration of the [****] day period; or

(b)                                 LICENSEE has taken reasonable steps to cure such breach prior to the expiration of the [****] cure period and has demonstrated to MSK’s reasonable satisfaction that such breach is likely to be cured within a reasonable time thereafter not to exceed [****]; or

(c)                                  before the end of the [****] cure period, LICENSEE notifies MSK that it has failed to achieve any of the Milestone Activities described herein within the timeframes specified due to causes that are beyond the reasonable control of LICENSEE (e.g., regulatory action or delay, low patient enrollment, Force Majeure Event, and/or delays caused by MSK), notwithstanding LICENSEE’s reasonable, good faith efforts to achieve those Milestone Activities, then LICENSEE will not be deemed in default or breach of this Agreement and the timeframe for achieving those milestones will be deemed automatically extended by the time of the delay reasonably attributable to the causes that were beyond LICENSEE’s control as long as LICENSEE diligently and continuously pursues the achievement of such milestones, but in no event shall such extension be longer [****].

16.6                        Termination by LICENSEE. LICENSEE may terminate this Agreement in its entirety without cause on [****] notice to MSK; provided, however, once the performance of marketing, manufacture, sales, distribution and support activities of a Licensed Product and/ or Licensed Service (“Commercialization”) have commenced, LICENSEE may terminate this Agreement with such notice only if all Commercialization activities of LICENSEE, Sublicencees, and their Affiliates have been permanently discontinued.

16.7                        Product Sell Off. In the event of expiration (but not termination) of this Agreement, LICENSEE and its Sublicensees shall have the right for [****] thereafter to dispose of all Licensed Products then in its inventory, contingent upon LICENSEE: (a) providing to MSK an inventory identifying the volumes of Licensed Products on hand that were manufactured prior to the termination date, certified and signed by an officer of the LICENSEE; and (b) continuing to submit all reports and make all payments (including, without

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

limitation, royalties) that would have been required in accordance with this Agreement, if this Agreement had not terminated.

16.8                Dispute Resolution. The Parties shall negotiate all matters of joint concern in good faith, with the intention of resolving issues between them in a mutually satisfactory manner, including, without limitation, the achievement of any Milestone Activities on or prior to any Expected Completion Date, under Article 4 of this Agreement. If a disagreement between the Parties cannot be resolved through informal discussions, it shall be deemed a “Dispute” upon one party (the “Declaring Party”) declaring, by the delivery of a written notice (the “Notice”) to the other party, that a Dispute exists. The Notice shall specify the nature and cause of the Dispute and the action that the Declaring Party deems necessary to resolve the Dispute. Following receipt of the Notice, the Parlies shall use good faith efforts to resolve the Dispute within [****] days of the date of such Notice, including making personnel with appropriate decision-making authority available to the other Party to discuss resolution of the Dispute. In the event Dispute cannot be resolved by mutual agreement within such [****] day period, the Parties may, by the election of either Party, submit the Dispute to non-binding dispute resolution before a mediator expert in the field, selected by mutual agreement within [****] days of a written request for mediation submitted by either Party. Said mediation shall be held in the County of New York, State of New York, at such place as shall be mutually agreed upon by the Parties.

16.9                Effect on Sublicensees. All sublicenses, and rights of Affiliates and Sublicensees, will terminate as of the effective date of termination of this Agreement, provided, however, that if at the effective date of termination any Sublicensee is in good standing with regard to its obligations under its sublicense and agrees to assume the applicable obligations of LICENSEE hereunder, then, at the request of the Sublicensee, such sublicense shall survive such termination or expiration of this Agreement and be assigned to MSK with respect to the Licensed Product, Licensed Services, and Licensed Rights; provided, in such case the obligations of MSK to Sublicensee shall not exceed the obligations of MSK to LICENSEE under the Agreement.

16.10         Survival. Upon any expiration or termination of this Agreement, the following shall survive:

(a)                                 any provision expressly indicated to survive;

(b)                                 any liability which any Party has already incurred to another Party prior to expiration or termination;

(c)                                  LICENSEE’s reporting and payment obligations for activities occurring prior to expiration or termination (or pursuant to 16.4 (entitled Product Sell Off)); and

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)                                 ARTICLE 1 (entitled Definitions), ARTICLE 9 (entitled Confidentiality, ARTICLE 10 (entitled Indemnification, Product Liability), ARTICLE 11 (entitled Representations, Warranties and Disclaimers), ARTICLE 13 (entitled Non-Use of Names), ARTICLE 17 (entitled Notices and Other Communications), ARTICLE 18 (entitled Miscellaneous Provisions), Section 16.9 (entitled Effect on Sublicensees), and 16.10 (entitled Survival).

ARTICLE 17 - NOTICES AND OTHER COMMUNICATIONS

Except for payments, each notice or other communication pursuant to this Agreement shall be sufficiently made or given when delivered by courier or other means providing proof of delivery to such Party at its address below or as it shall designate by written notice given to the other Party:

In the case of MSK:

Memorial Sloan-Kettering Cancer Center

Office of Technology Development

If by mail:                                      1275 York Ave., Box 524

New York, NY 10065

If by courier:                         600 Third Avenue, 16th floor

New York, NY 10016

Attn: Vice President, Technology Development

Tel:             1-212-639-6181 (not for notice)

Fax:         1-212-888-1120 (not for notice)

With copies to:

Memorial Sloan-Kettering Cancer Center

Office of General Counsel

If by mail:                                      1275 York Ave.

New York, NY 10065

If by courier:                         1275 York Ave.

New York, NY 10065

[****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In the case of LICENSEE:

Y-mAbs Therapeutics, Inc.

If by mail:                                      750 3rd Avenue

9th FL.

New York, N.Y. 10017

If by courier:                         750 3rd Avenue

9th FL.

New York, N.Y. 10017

With copies to

Satterlee Stephens Burke & Burke

230 Park Avenue, Suite 1130

New York, NY 10169

Attn: Dwight A. Kinsey

Tel: 1-212-818-9200

Fax: 1-212-818-9606

Email: dkinsey@ssbb.com

ARTICLE 18 - MISCELLANEOUS PROVISIONS

18.1                        Choice of Law; Choice of Forum. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without giving effect to any choice/conflict of law principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was filed or granted. The state and federal courts located in New York County, New York, shall have exclusive jurisdiction of any claims or actions between or among the parties arising out of or relating to this Agreement, and each Party consents to venue and personal jurisdiction of those courts for the purpose of resolving any such disputes.

18.2                        Severability. Except to the extent a provision is stated to be essential, or otherwise to the contrary, the provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

18.3                        Marking. LICENSEE agrees to legibly mark the Licensed Products (and packaging, marketing materials, package inserts, patient information leaflets, and other documentation therefore) sold in the United States with all applicable United States patent numbers, and other notices relating to MSK’s Patent Rights, such markings and notices to be in accordance with any written guidelines that may be provided by MSK from time to time. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform to the patent laws and practice of the country of manufacture or sale. In connection with such patent marking, LICENSEE shall also include a statement that the Licensed Product is made under license from MSK.

18.4                        Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

18.5                        Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

18.6                        Force Majeure Event. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party to the extent such the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions (except if imposed due to or resulting from the Party’s violation of law or regulations), failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure (each a “Force Majeure Event”); provided, however, that in no event shall (a) a Party be required to settle any labor dispute or disturbance, or (b) a force majeure excuse performance for a period of more than six months. For clarity, a failure to obtain funding shall not constitute a force majeure event.

18.7                        Further Assurances. At any time or from time to time on and after the date of this Agreement, MSK shall at the written request of LICENSEE and at LICENSEE’s expense, execute, and deliver or cause to be delivered, all such consents, documents or further instruments required by law to register or confirm the licenses granted in this Agreement.

18.8                        Entire Agreement. This Agreement, including its attachments and exhibits (which attachments and exhibits are incorporated herein by reference), constitutes the entire understanding among and between the parties with respect to the subject matter hereof, and supersedes all prior agreements and communications, whether written, oral or otherwise. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

18.9                        Relationship between the Parties. The relationship between the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to create a partnership, joint venture or agency relationship between any of the Parties. No Party is a legal representative of any other party, and no Party can assume or create any obligation, liability, representation, warranty or guarantee, express or implied, on behalf of another Party for any purpose whatsoever.

18.10                 Construction and Interpretation. Words (including defined terms) denoting the singular shall include the plural and vice versa. The words “hereof”, “herein”, “hereunder” and words of the like import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. The term “include” (and any variant thereof), and the giving of examples, shall not be construed as terms of limitation unless expressly indicated by the context in which they is used. The headings in this Agreement shall not affect its interpretation. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise. Each of the Parties has had an opportunity to consult with counsel of its choice. Each provision of this Agreement shall be construed without regard to the principle of contra proferentum. If any provision of this Agreement is held to be invalid or unenforceable the validity of the remaining provisions shall not be affected. The parties shall replace the invalid or unenforceable provision by a valid and enforceable provision closest to the intention of the parties when signing this Agreement. This Agreement was negotiated, and shall be construed and interpreted, exclusively in the English language.

18.11                 Method of Payment. Payments may be made by check or wire transfer. Checks shall be: (a) made payable to Sloan-Kettering Institute for Cancer Research (Tax I.D. No. [****] (b) attached to the corresponding invoice (if any); (c) accompanied with an note (on the check stub or on its transmittal letter) that the payment relates to Agreement [****] and (d) sent to MSKCC’s lock-box:

Memorial Sloan-Kettering Cancer Center

P. O. Box 29035

New York, NY 10087-9035

Wire transfers shall be made as follows:

Bank Name: JP Morgan Chase & Co.

Name on Account: MSKCC- Acct Rec EFTS

Account Type: Checking

[signature page follows]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, authorized representatives of the Parties have signed and dated this Agreement below.

Y-MABS THERAPEUTICS, INC.

By:	/s/ Thomas Gad
Name:	Thomas Gad
Title:	Founder, Chairman and President

Date: November 13, 2017

MEMORIAL SLOAN KETTERING
CANCER CENTER

By:	/s/ Eric Cottington
Name:	Eric Cottington, PhD
Title:	Senior Vice President
Research Technology Management

Date: November 10, 2017

Exhibit A

PATENT RIGHTS

[****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

TANGIBLE MATERIAL EXCLUSIVELY LICENSED

[****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

DEVELOPMENT PLAN

[****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit D

SPONSORED RESEARCH AGREEMENT

[****]

Research Plan

[****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[****]

APPENDIX B

PROJECT BUDGET

[****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[****]

Project Budget

Budget for two years:

[****]

[****] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.